Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated August 27, 2009, relating to the consolidated financial statements of Midwest Air Group, Inc. and subsidiaries (which report expresses an unqualified opinion on the Company’s financial statements and includes an explanatory paragraph relating to the Company’s change in its method of accounting for defined benefit pension and other postretirement plans, effective December 31, 2006, to conform to Statement of Financial Accounting Standards No. 158) appearing in the October 16, 2009 Form 8-K/A of Republic Airways Holdings Inc., which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such prospectus.

/s/ DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin
October 20, 2010